UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EQT CORPORATION
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EQT Corporation (“EQT” or the “Company”) has made available, via hyperlink on its website (https://media.eqt.com/video/eqt-ceo-mcnally-address-rice-proxy-challenge-lng-tariffs), a recording of an interview by Ed Hammond with Robert J. McNally, the Company’s President and Chief Executive Officer, which originally aired on Bloomberg TV on May 15, 2019. The following is the transcript of the interview:

EQT Rob McNally Bloomberg TV Transcript — 5.15.19

Ed Hammond: Rob you have these two very different groups who want to run the company in the form of yourself and your own management team and then Rice Brothers. Divisions seem to be roughly the same, I think in fact they said they like the 2019 plan that you have outlined. But they think they are better placed to execute it. Why are you better placed than them?

Robert McNally: Yes, that’s a very good question, Ed. There is no real disagreement on the strategy of the business. We are both driving towards being the lowest cost producer, driving towards capital efficiencies, but what I would say is the plan that we put forward is one that’s based in reality, it is an aggressive plan, but it’s based in the reality of the business. The Rice plan really ignores some business fundamentals around what is the pricing environment for services and what is our footprint especially in regards to water and water transportation. So we think that the plan that we’ve put forward and that we are executing is the right one and we think that the team that we have in place, which is basically an entirely new management team you know since November, new CEO, new CFO, new head of IR, new head of HR, and new General Counsel and we have just recently hired a new Chief Operating Officer, Gary Gould, who has been in the industry for decades drilling shale wells. So we have put together a very strong team and as we have now been in the position for about 6 months, it is working, the plan is working and we had a very strong fourth quarter and a strong first quarter so I think we are demonstrating that this is the right team to execute the business plan.

Ed Hammond: Right, so that removes the Rice Brothers ability to say it’s an entrenched management or an entrenched company structure, but they can point to the fact that they themselves have delivered good returns as investors and as controllers of their former company, the company that was ultimately sold to EQT, so if they put their track record next to what you described as a very new management, can they not make the case that actually we would be better positioned to demonstrate this growth?

Robert McNally: Actually Ed I think that while they can make the assertion, and they certainly have, I don’t think it is grounded in truth. When you look at what this management team has done the last two quarters, we have turned the operations around, we are operating more efficiently, we have pulled out 150 million dollars of run rate costs and we have delivered 300 million dollars of free cash flow between the fourth quarter of last year and the first quarter of this year. I would tell you that in the entire time that Rice Energy was a public company, they generated exactly zero free cash flow, so they never generated free cash. They did build a nice business and a nice land position, but they never successfully generated free cash flow or positive earnings.

Ed Hammond: Now one thing you guys said in January is that you wanted to make this year about enhancing returns and actually executing as much as possible in terms of the operational side of the business. At the same time, all of the focus has been around this conflict, this fight with the Rice Brothers and where it ends up being resolved, who knows? Has it been possible to actually run the business as you would want with all of that going on in the background?

Robert McNally: The activist noise certainly takes up bandwidth. It certainly takes effort to manage that. But I would tell you that I am extremely proud of this organization, this management team, and down through the organization of their ability to stay focused, execute a plan. In fact, we have made a real cultural shift in the middle of all this that I’ll talk more about. I think the team has done a great job of staying focused and you can see it in the results. All of our operating metrics, whether it’s drilling days per thousand feet, frac stages per day, drillouts per day, we are getting better month after month after month. That then flows through to the operational statistics and the financials, and you can see it in the numbers. So I think that we have been very successful in executing this business plan even while the activist noise is going on. So I am proud of the organization for what we’ve done.

Ed Hammond: Do you think you are getting credit for that?

Robert McNally: I don’t know if we are getting credit but I certainly think that investors recognize it. We have seen material outperformance of our share prices, our share price, since we took over in November.

I think we are up about 47% versus our peer companies. The feedback that we have received, particularly since we preannounced our first quarter earnings at the end of March, has been great. Shareholders, I think, do see the execution. They understand that this team is very focused on driving free cash flow and returns and it is working.

Ed Hammond: So you are running the business, you do have this distraction — why not settle?

Robert McNally: That is a great question and, in normal cases, that could be possible and we often see activists cases settled.

Ed Hammond: Usually, in vast majority of cases.

Rob McNally: This is a bit different because their ask is not the same. It’s not that they are asking for a couple of directors on our slate. What they want is for the Rice family to take over control of the Board, to put the brothers in as CEO and COO, to take out the next 15 to 20 senior management positions in the company.

Ed Hammond: Have they given any indication of who they want to put in those seats?

Robert McNally: I believe it is former Rice people. They haven’t said specifically who it is, but I think it is former Rice employees. That sort of change, that massive amount of change, Board, management team, the next layer down, you know for any company, that’s extremely disruptive. Not the least of which for a company that is successfully going through a real transformation that has good, positive momentum. So I think that their ask is so big that there is just not room for a settlement. I think this ultimately will have to be decided by shareholders.

Ed Hammond: And you have put together this universal proxy so the shareholders will indeed have the right to vote for both your nominees and the Rice nominees sort of alongside one another.

Robert McNally: Absolutely. We think that while it is unusual to use the universal proxy we do think it is the most shareholder friendly way to go and frankly while we are going to put our nominees right next to theirs and shareholders can pick and choose between the two slates, we are going to argue strongly that our slate is the right one. We have 12 directors on the board, nine of whom will be new since 2017, nine are former CEOs or CFOs, and six of those with energy companies, and nine have deep energy experience. I think the other thing that’s notable about this board slate is 42% of this board slate, 5 out of 12 will be female directors. So we value that diversity, we value the different viewpoints, and we feel strongly that the slate that we are putting forward is the right slate for this company and for our shareholders.

Ed Hammond: Alright, so you touched briefly on the operational side. Let’s pick up on that. Yes, the business is doing well, sort of underneath the theater of what’s going on. But you do have this big endogenous factor. And by that of course I mean the President and what’s going on with the tariffs. Potentially a 25% tariff on LNG going to China. How much impact does that have on your business, I suppose, in the near-term?

Robert McNally: In the near-term tariffs on LNG have de minimis effect. That wouldn’t really change the business very much in the near-term. Where it becomes concerning is that as LNG shippers are making FID decisions on new plants that will come in service in the next, call it four to five years, those decisions will get delayed — and I think we have already seen some evidence of that — when there is potential for tariffs on LNG from China. China will likely be the largest importer of LNG as about 60% of their energy consumption is still fueled by coal. So there is a real push to move to natural gas because it is a much cleaner fuel. So, the tariffs are a problem for the longer term but we’re hopeful that this is a negotiation — it is a negotiating strategy and we won’t have long term tariffs on LNG.

Ed Hammond: And gas as we do this interview is about $2.66 — where is the breakeven for EQT?

Robert McNally: So we’re fortunate, Ed, that we have some of the best rock in Appalachia and really in the whole continent in terms of productivity, so our breakevens are significantly low of this — in the low two dollars — so we can still make returns at these prices. But, I would say that we don’t think that these prices are sustainable long term as there is not enough core inventory nationwide of gas that is generating returns at the $2.50 or below mark.

Cautionary Statements

This transcript contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this transcript specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, type, spacing, average length-of-pay or lateral length and location of wells to be drilled or turned-in-line, the number and type of drilling rigs, the number of frac crews, and the availability of capital to complete these plans and programs); projected natural gas prices, basis and average differential; total resource potential, reserves and EUR; projected production and sales volume and growth rates (including liquids sales volume and growth rates); projected drilling and completions (D&C) costs, other well costs, unit costs and G&A expenses; projected reductions in expenses, capital costs and well costs, the projected timing of achieving such reductions and the Company’s ability to achieve such reductions; infrastructure programs; projected capital efficiency and cash savings and other operating efficiencies associated with the Company’s business strategy; the Company’s ability to mitigate curtailments; projected dividend amounts and rates; projected cash flows, including the ability to fund the 2019 drilling program through cash from operations; projected adjusted free cash flow, adjusted operating cash flow, and net income attributable to noncontrolling interests, including the Company’s ownership of Equitrans Midstream Corporation common stock; monetization transactions, including asset sales, joint ventures or other transactions involving the Company’s assets; the timing and structure of any dispositions of the Company’s ownership of common stock of Equitrans Midstream Corporation, and the planned use of the proceeds from any such dispositions; projected capital contributions and capital expenditures; projected adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company’s hedging strategy; and tax position, projected effective tax rate and the impact of changes in tax laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by the Company’s Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC, and any subsequent Form 10-Qs, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Important Information

EQT Corporation (the Company) filed a preliminary proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the SEC) on May 8, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the 2019 Annual Meeting).  Details concerning the Company’s nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the preliminary proxy statement.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, when it becomes available, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from shareholders in respect of the 2019 Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s preliminary proxy statement for the 2019 Annual Meeting of Shareholders, filed with the SEC on May 8, 2019.  To the extent holdings of such participants in the Company’s securities have changed since the amounts described in (or are not set forth in) the preliminary proxy statement for the 2019 Annual Meeting of Shareholders, such changes (or initial ownership information and subsequent changes) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the definitive proxy statement and other relevant materials to be filed with the SEC, if and when they become available.